ABSHE2007-HE1
All records
Balance: 713,489,778
4,128 records

Selection Criteria: All records
Table of Contents
  Summary
  DTI
  Zip

1. Summary

% Silent Seconds: 26.49
% Loans with Original LTV = 80: 31.27
% Loans with DTI = 50: 7.20
% IO loans (Non Full Doc and DTI > 45): 17.27
% Purchase loans (IO and Original LTV > 80): 2.15
IO Period of IO loans (Weighted Avr.): 60

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2. DTI

DTI	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average Original LTV	Weighted Average Coupon	% of Owner Occupied By Balance
<= 0.00	64	$8,448,328.13	1.18%	630	79.14%	8.291%	95.07%
0.01 - 5.00	48	6,315,024.33	0.89	658	87.88	8.441	97.19
5.01 - 10.00	68	6,764,775.39	0.95	645	89.02	9.144	91.97
10.01 - 15.00	92	11,094,329.11	1.55	644	81.87	8.577	94.29
15.01 - 20.00	88	10,464,825.47	1.47	642	79.39	8.453	89.53
20.01 - 25.00	160	21,900,541.06	3.07	631	81.26	8.430	86.21
25.01 - 30.00	280	40,129,601.78	5.62	631	80.99	8.387	90.78
30.01 - 35.00	390	62,161,548.09	8.71	633	80.51	8.341	94.69
35.01 - 40.00	528	84,189,599.37	11.80	633	81.05	8.361	94.38
40.01 - 45.00	828	149,649,534.50	20.97	642	81.87	8.325	94.10
45.01 - 50.00	1,042	208,370,263.23	29.20	637	82.66	8.346	96.33
50.01 - 55.00	534	102,253,108.07	14.33	605	79.31	8.359	96.02
55.01 - 60.00	6	1,748,299.43	0.25	591	84.36	8.256	87.15
Total:	4,128	$713,489,777.96	100.00%	632	81.51%	8.362%	94.62%

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3. Zip

Zip	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average Original LTV	Weighted Average Coupon	% of Owner Occupied By Balance
60639	9	$2,438,417.74	0.34%	684	82.61%	8.402%	100.00%
92630	5	2,015,130.04	0.28	667	77.52	7.826	100.00
90650	5	1,984,383.69	0.28	635	76.17	7.652	100.00
90044	6	1,720,987.22	0.24	610	75.89	8.056	100.00
33027	6	1,656,626.41	0.23	623	85.35	8.829	100.00
94520	6	1,609,425.63	0.23	641	84.75	8.190	100.00
92336	7	1,606,685.66	0.23	650	84.55	8.030	100.00
91343	4	1,595,106.76	0.22	635	76.96	7.625	100.00
92345	8	1,579,940.20	0.22	633	73.50	8.031	100.00
85037	8	1,577,936.83	0.22	596	81.03	8.101	100.00
Other	4,064	695,705,137.78	97.51	632	81.55	8.370	94.48
Total:	4,128	$713,489,777.96	100.00%	632	81.51%	8.362%	94.62%

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Jan 19, 2007 12:25

11 Madison Avenue - Fifth floor
NY, NY 10010

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.